Exhibit 99.1

MPLC, Inc. and New Motion, Inc. Complete Acquisition and Close on $6,500,000 in private placement.

IRVINE, CA -- (BUSINESS WIRE) -- MPLC, Inc. (“MPLC”) (OTCBB:MPNC- News) and New Motion (“New Motion”) jointly announce the completion of the acquisition of all of the outstanding securities of New Motion, with New Motion becoming a wholly-owned subsidiary and the sole operations of MPLC.; and the closing on a private placement for gross proceeds of $6,500,000, each as previously announced.

Newly appointed CEO of MPLC, Burton Katz commented, "We are extremely excited about the completion of the transaction with MPLC. It's been a long road to get to this point, but one we believe will be particularly rewarding for all of our core constituents - shareholders, team members and customers.

Sanders Morris Harris, Inc. acted as advisor to New Motion, Inc. on both the merger negotiation and the $6,500,000 Private Placement. Please contact Dean Oakey (213-253-22820 in our Los Angeles office for more information.

About New Motion, Inc.

New Motion, Inc. (www.newmotioninc.com), based in Irvine, CA, is a direct-to-consumer mobile content provider. It develops, licenses, markets, and sells binary content such as polyphonic ring tones, MP3 "true tones" and voice tones, wallpapers and graphics, WAP, video and Java based games. Through its consumer portal, www.MobileSidewalk.com, its goal is to be the marketplace for consumers to find and purchase all their mobile content. With over 750,000 customers served, it is one of the fastest growing mobile content companies in the United States.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MPLC. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MPLC's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which New Motion engaged; demand for the products and services that New Motion provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in MPLC's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MPLC assumes no obligation to update the information contained in this press release.